For the fiscal period ended 6/30/02
File number 811-03623

					SUB-ITEM 77-0

					EXHIBITS

		Transactions Effected Pursuant to Rule 10f-3

I.    The Prudential Series Fund - Equity Portfolio

1.   Name of Issuer
	RPM Inc.

2.   Date of Purchase
	3/26/02

3.   Number of Securities Purchased
	239,200

4.   Dollar Amount of Purchase
	$3,408,600

5.   Price Per Unit
	$14.25

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased
	Lehman Brothers

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER

Merril Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities Inc.
Lehman Brothers Inc.
Robert W. Baird & Co. Inc.
McDonald Investments Inc.